Exhibit 1.1

AMENDMENT NO. 1 TO AT-THE-MARKET EQUITY OFFERING SALES AGREEMENT

October 29, 2021

DNB MARKETS, INC.

30 Hudson Yards

New York, New York 10001

VIRTU AMERICAS LLC

One Liberty Plaza

165 Broadway

New York, NY 10006

Ladies and Gentlemen:

Tsakos Energy Navigation Limited, a Bermuda exempted company (the “Company”) and DNB Markets, Inc. and Virtu Americas LLC (collectively, the “Agents”) are parties to that certain At-the-Market Equity Offering Sales Agreement dated May 5, 20201 (the “Original Agreement”). All capitalized terms not defined herein shall have the meanings ascribed to them in the Original Agreement. The parties, intending to be legally bound, hereby amend the Original Agreement pursuant to the terms of this amendment No. 1 to the Original Agreement (this “Amendment No. 1”) as follows:

1. The reference to $50,000,000 in the first paragraph of the Original Agreement is hereby replaced with $100,000,000.

2. The reference to $75,000 in Section 5 of the Original Agreement refers to the reasonable fees and disbursements of counsel to the Agents incurred on and after October 21, 2021.

3. All references to “May 5, 2021” set forth in the Original Agreement are revised to read “May 5, 2021 (as amended by Amendment No. 1 to At-the-Market Equity Offering Sales Agreement, dated October 29, 2021).

4. Except as specifically set forth herein, all other provisions of the Original Agreement shall remain in full force and effect.

5. Entire Agreement; Amendment; Severability. This Amendment No. 1 to the Original Agreement together with the Original Agreement (including all schedules and exhibits attached hereto and thereto and Placement Notices issued pursuant hereto and thereto) constitutes the entire agreement and supersedes all other prior and contemporaneous agreements and undertakings, both written and oral, among the parties hereto with regard to the subject matter hereof. All references in the Original Agreement to the “Agreement” shall mean the Original Agreement as amended by this Amendment No. 1; provided, however, that all references to “date of this Agreement” in the Original Agreement shall continue to refer to the date of the Original Agreement.

6. Applicable Law; Consent to Jurisdiction. This amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the principles of conflicts of laws. Each party hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan, for the adjudication of any dispute hereunder or in connection with any transaction contemplated hereby, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof (certified or registered mail, return receipt requested) to such party at the address in effect for notices to it under this amendment and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

7. Waiver of Jury Trial. The Company and the Agent each hereby irrevocably waives any right it may have to a trial by jury in respect of any claim based upon or arising out of this amendment or any transaction contemplated hereby.

8. Counterparts. This amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed amendment by one party to the other may be made by facsimile transmission.

[Remainder of Page Intentionally Blank]

If the foregoing correctly sets forth the understanding among the Company and the Agent, please so indicate in the space provided below for that purpose, whereupon this letter shall constitute a binding amendment to the Original Agreement between the Company and the Agent.

Very truly yours,

TSAKOS ENERGY NAVIGATION LIMITED

By:	/s/ Paul Durham
Name: Paul Durham
Title: Chief Financial Officer

DNB MARKETS, INC.

By:	/s/ Theodore S. Jadick, Jr.
Name: Theodore S. Jadick, Jr.
Title: President

DNB MARKETS, INC.

By:	/s/ Jae Kwon
Name: Jae Kwon
Title: Managing Director

VIRTU AMERICAS LLC

By:	/s/ Joshua R. Feldman
Name: Joshua R. Feldman
Title: Managing Director

[Signature page to Amendment No. 1 to At-the-Market Equity Offering Sales Agreement]